FOR IMMEDIATE RELEASE

Media Contacts:
Schneider
John Claybrooks
920-592-MKTG (6584)
media@schneider.com

Hiebing
Erin Elliott
920-592-3555
eelliott@hiebing.com

Investor Relations Contact:
Schneider
Steve Bindas
920-592-SNDR (7637)
investor@schneider.com

## Schneider National, Inc. Appoints Jyoti Chopra to its Board of Directors

GREEN BAY, Wis. – October 28, 2020 – The Board of Directors of Schneider National, Inc. (NYSE: SNDR) announced today that it has increaseed the number of directors on the Board to 11 and appointed Jyoti Chopra as a director, both actions will be effective January 1, 2021. The Board also appointed Chopra to the Compensation Committee.

Since 2019, Chopra has served as Senior Vice President and Chief People, Inclusion and Sustainability Officer for MGM Resorts International, an entertainment and hospitality company that owns and operates integrated resorts across the United States and in Macau. She previously served as Senior Vice President and Global Leader for Diversity and Inclusion, HR Transformation and Operations at Pearson Plc from 2018 to 2019 and as Managing Director and Global Head of Diversity and Inclusion at BNY Mellon from 2012 to 2018.

Chopra holds a Bachelor's Degree in Journalism from New York University and an MBA. from the University of Oxford. Additionally, she also completed the Securities Industry Institute at the Wharton School, University of Pennsylvania. She was elected by the Board based upon her extensive human resources, international business, operations, environmental and social responsibility experience and successful track record of driving business transformations through innovative people practices.

About Schneider

Schneider is a premier provider of transportation and logistics services. Offering one of the broadest portfolios in the industry, Schneider's solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics and Logistics Consulting.

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With nearly $5 billion in annual revenue, Schneider has been safely delivering superior customer experiences and investing in innovation for over 80 years. The company’s digital marketplace, Schneider FreightPower®, is revolutionizing the industry giving shippers access to an expanded, highly flexible capacity network and provides carriers with unmatched access to quality drop-and-hook freight – Always Delivering, Always Ahead. For more information about Schneider, visit Schneider.com or follow the company socially on LinkedIn and Twitter: @WeAreSchneider. Source: Schneider SNDR ###